CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Niusule Biotech Corp
Hangzhou, China

We hereby consent to the inclusion in this Amendment no. 1 of Registration Statement on Form S-1 of Niusule Biotech Corp of our report dated July 11, 2008 relating to the financial statements for the period from April 8, 2008 (inception) through June 30, 2008 and to the reference to our firm under the caption "Experts".

www.malone-bailey.com
Houston, Texas
August 27, 2008